EXHIBIT 14

STANDARDS OF CONDUCT

OF

COMMERCIAL CAPITAL BANCORP, INC.

AND ITS SUBSIDIARIES

INTRODUCTION

As business becomes more complex and requires increasingly diverse skills and abilities, integrity in the fullest sense – having and maintaining high ethical standards – is one characteristic we all must share. The position you hold with Commercial Capital Bancorp, Inc. and/or one of our subsidiaries is evidence of our trust that you will exercise the highest standards in conducting both business and personal affairs. These standards are reminders of your obligation to your Company. The explanations are intended to guide you in determining the appropriate action to take in certain circumstances.

The purpose of these standards is to reiterate the high standards of conduct which are associated with ethical business practices and to identify areas and situations where public trust and confidence might be compromised or a law violated and to set forth guidelines governing such situations.

Most important in conducting our business is this basic rule: You should never sacrifice integrity even if you think it would help our business – nor should you act in any way which might cause others to think that you have done so.

If you have a question about a rule, or its application in a particular situation, discuss it with your manager, the Director of Corporate Risk Management (Leanne Matthews) or Director of Human Resources (Lisa Carlson) before taking action. As it relates to Board members, any interaction involving the Standards of Conduct may be directed to the Executive Vice President – Corporate Risk Management (Richard Sanchez). You are also expected to use your best efforts to have staff members you supervise be aware of and comply with these rules.

It is your obligation to report any breach of these rules to the Company’s Director of Corporate Risk Management.

GENERAL STANDARDS OF CONDUCT

The following Standards of Conduct apply to all directors, officers and employees of Commercial Capital Bancorp, Inc., and each of its direct or indirect wholly owned subsidiaries, collectively referred to herein for convenience as the “Company.”

As a director, officer or employee of the Company you are expected to:

1.	CONDUCT THE COMPANY’S BUSINESS IN FULL COMPLIANCE WITH BOTH THE LETTER AND THE SPIRIT OF THE LAW AND THESE RULES AND REPORT ANY VIOLATIONS

2.	USE CONFIDENTIAL INFORMATION PROPERLY

3.	RECOGNIZE AND AVOID CONFLICTS OF INTEREST

4.	PROTECT THE COMPANY’S OWNERSHIP OF PROPERTY, INCLUDING INFORMATION, PRODUCTS AND SERVICES

5.	CONDUCT OUTSIDE ACTIVITIES IN A WAY THAT DOES NOT COMPROMISE YOU OR THE COMPANY

6.	MANAGE YOUR PERSONAL FINANCES RESPONSIBLY AND REPORT ON YOUR INDEBTEDNESS AS REQUIRED

7.	CARRY OUT PERSONAL SECURITIES AND OTHER FINANCIAL TRANSACTIONS WITHIN THE BOUNDS SET FORTH BY THE COMPANY, REPORTING THESE TRANSACTIONS AS REQUIRED

8.	TREAT THE COMPANY’S DIRECTORS, OFFICERS, EMPLOYEES, CUSTOMERS AND OTHERS WITH WHOM YOU HAVE DEALINGS FAIRLY AND WITH RESPECT

9.	HELP TO ENSURE PROPER DISCLOSURE IN PUBLIC DOCUMENTS

10.	ANNUALLY, ACKNOWLEDGE THAT YOU HAVE READ AND COMPLIED WITH THE STANDARDS OF CONDUCT POLICY

The following pages present these Standards in detail.

COMPLIANCE

You should be aware that a violation of these Standards of Conduct provides a basis for disciplinary action up to and including termination of employment, or removal from the Board, as applicable. Conduct that may result in discipline includes failure to promptly report a known or suspected violation of the Standards, failure to cooperate in internal investigations of possible violations, and retaliation of any kind against anyone who reports a violation. Violation of these Standards in some cases may result in civil liability to the violator or even constitute a crime subjecting the individual to criminal penalties or civil sanctions.

WAIVERS OF THE STANDARDS OF CONDUCT

Any waiver of these Standards for directors and executive officers, in cases in which the underlying objective of the Standards will not be violated and only for just cause, may be made only by the Board of Directors. Any amendment to or grant of a waiver from a provision of these Standards to any director or executive officer will be promptly disclosed to the extent and as required by law.

STANDARDS

1.	You are expected to conduct the business of the Company in full compliance with both the letter and the spirit of the law and these rules and to report any violations.

Our Company has an enviable reputation for honesty, integrity and security. Such is vital to its success. To merit and maintain the complete confidence of our customers, we all must act responsibly. Each director, officer and employee must conduct his or her personal affairs and business dealings in a manner that develops and maintains the highest level of respect. Remember that your personal conduct may either directly or indirectly reflect on the organization and other directors, officers and employees. You have assumed a duty to the Company, its customers and shareholders. This duty is to act in a manner that will merit the continued trust and confidence of the public in the Company. To others, you are the Company, and your actions reflect our values and standards. You are expected to avoid any action that might reflect unfavorably on either your integrity or that of the Company. The Company cannot tolerate in its members any conduct that might be considered as detrimental to the reputation of the organization. Any officer or employee who is arrested for any reason should immediately report the date and reason for the arrest to management and the Company’s Director of Corporate Risk Management and the Director of Human Resources (or, in the case of Board members, the EVP - Corporate Risk Management).

Similarly, the Company’s reputation for high standards of ethics and quality is established by the manner in which we conduct business. On a daily basis, you are expected to stay within the letter and the spirit of these rules and of the various laws and regulations, which apply to our business. Discovery of any event of an unethical, fraudulent, or illegal nature or of activities or transactions appearing to be in violation of the Standards of Conduct should be promptly reported to the head of your department and the Company’s Director of Corporate Risk Management. Any such instances involving persons at a senior level within the organization should be reported directly to the Company’s Director of Corporate Risk Management. Failure to report when you know, or should have known of such events, constitutes a violation of the Standards of Conduct. All information submitted pursuant to these rules will be treated as confidential. It is the policy of the Company that no reprisal may be taken against any director, officer or employee who reports possible violations of the Standards of Conduct. Every director, officer and employee is expected to cooperate in internal investigations of misconduct. If you have a legal or ethical question about business you conduct for the Company, consult with your manager, the head of your department or division or the Company’s Director of Corporate Risk Management.

The Company’s Director of Corporate Risk Management is required to report all submissions provided to her hereunder in a timely manner to the Company’s Audit Committee.

2.	You are expected to use confidential information properly.

One of our most critical responsibilities is to maintain and protect the trust placed in us by our customers. Confidential information – whether obtained from those with whom the Company does business or from sources within the Company – must be safeguarded.

Maintaining confidentiality is important regardless of the form the information takes – oral, print or on electronic equipment. You must take care in what you say, to whom, and where; about how you treat memos, files and reports; and about seeing that there is no misuse of the information you display on computer screens and store in databases. Electronic mail (E-mail) and voice mail should only be accessed by authorized individuals. Unauthorized access to E-mail or voice mail may result in disciplinary action up to and including termination.

NEED TO KNOW	Safeguarding the confidential nature of information concerning the Company’s transactions, its present and prospective customers, its suppliers and its shareholders is essential to the conduct of its business. Caution and discretion are required in the use of such information and in sharing it only with those whom have a legitimate need to know.

RELEASE	Aside from routine credit inquiries, information concerning a customer, shareholder or particular business transaction may be released to private persons, organizations or governmental bodies which request it only with the consent of the individual or organization involved or upon receipt of legal process, such as a subpoena or court order. All such requests are to be referred promptly to legal counsel prior to the release of any data. This does not include reference inquiries regarding former employees. This should be directed to the Director of Human Resources.

PERSONAL USE	Confidential information obtained as a result of employment or association with the Company is not to be used for the purpose of furthering any private interest or as a means of making any personal gain. Use or disclosure of such knowledge can result in civil or criminal penalties, both for the individual concerned and for the Company.

INTERDEPARTMENTAL USE	While the Company’s activities require the full flow of information throughout the organization, confidential information available to one unit of the Company should be communicated to other units strictly on a NEED TO KNOW BASIS.

3.	You are expected to recognize and avoid conflicts of interest.

A conflict of interest exists when any form of interest – direct or indirect – is of such nature that it might reasonably affect the director, officer or employee’s judgment or decisions exercised on behalf of the Company. It is the Company’s policy that directors, officers and employees avoid personal transactions or situations in which their personal interest will conflict or appear to conflict with those of the Company or its affiliates. The interest of the Company is first and foremost and no director, officer or employee will seek profit at the Company’s expense.

This policy requires that all situations involving a conflict of interest or a potential conflict of interest be DISCLOSED. The appearance of a conflict of interest can be just as harmful to the Company as a real or intended conflict of interest. Prior disclosure of such impending situations, as well as immediate disclosure of previously undisclosed situations, is MANDATORY. This will permit consideration of the circumstances and possibly relieve the individual and the Company of criticism. The disclosure must be reported promptly to the Director of Corporate Risk Management.

You should be prudent in your personal borrowing, investments, business, and other activities to ensure that you do not put yourself in a position in which your personal interest – financial or other – might influence or give the appearance of influencing any action you take, judgment you make, or advice you give on behalf of the Company.

The nature of the banking business makes it difficult to spell out every possible application of this broad general principle. Your thoughtful attention to this problem of potential conflicts and the exercise of the highest degree of good judgment are essential.

The fact that an activity or relationship is not specifically covered in this policy does not mean that a conflict of interest does not exist. In analyzing each potential conflict, the spirit as well as the letter of this code should be observed.

The following are some typical activities, which could present conflicts of interest, or the appearance of conflicts. They are prohibited by the Company – and, in some cases, by law:

Gifts/Free Services

It is a crime to corruptly solicit or demand for the benefit of any person, or to corruptly accept or agree to accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of the Company.

In addition, the Company policy prohibits directors, officers and employees from accepting gifts, hospitality or free services that might influence their business judgment. Directors, officers and employees must not solicit gifts, hospitality or free services from current or prospective customers or suppliers. In addition, the Company discourages directors, officers and employees from accepting any gifts or hospitality from prospective or current customers of the Company.

•	Gifts valued in excess of $200 may not be accepted.

•	Directors, officers and employees are prohibited from accepting free services from the Company’s prospective or current customers.

•	Accepting free or discounted services from mortgage service providers is not allowed.

•	Cash gifts may not be accepted.

•	Gifts valued at $200 or less (such as alcohol, candy, perfume, tickets to entertainment or sporting events) may be accepted only if declining the gift would damage customer or supplier relations and if the following conditions are met:

In such situations, you may accept a gift of nominal value ($200 or less) without obtaining approval if (1) you have not accepted gifts from this source during the last 12 months; (2) no effort is being made to influence your judgment; (3) accepting the gift will not influence your judgment; and (4) you have not solicited it.

This policy is not intended to preclude the acceptance or the giving of common courtesies usually associated with accepted business practices, including accepting or giving advertising mementos or gifts of small value (less than $200) which are of such a nature as to indicate they are merely tokens of respect or friendship.

Gifts or hospitality in excess of $200 may not be accepted without the approval of the EVP – Corporate Risk Management If the circumstances surrounding a particular gift or offer of hospitality are such that its rejection might cause embarrassment or be in bad taste, or if a director, officer or employee is otherwise in doubt as to the propriety of accepting a gift or offer of hospitality (such as a gift or offer of hospitality with an estimated value in excess of $200), the director, officer or employee should report the gift/offer and its estimated value to his/her manager or, as appropriate, the Company’s EVP – Corporate Risk Management (in writing). The EVP – Corporate

Risk Management shall (1) maintain a record of the notification and (2) either approve or disapprove its acceptance or retention by the individual.

Accepting Offers of Hospitality

You may not solicit hospitality or accept lavish or unusual entertainment or hospitality (i.e., weekend hunting or fishing trips or scarce or expensive tickets to athletic or theatrical events) from a current or prospective customer or supplier.

You may accept normal amenities that facilitate the discussion of Company business such as a normal and customary business lunch, dinner, or other unsolicited business-related hospitality or services (i.e., limousine service to and from airports, but generally not lodging or other accommodations), unless the receipt of such hospitality would or is made to influence your judgment, or it is not normal and customary for the occasion.

On a case-by-case basis, the Company may approve other circumstances that are not specifically addressed above, but approval of those situations will usually be required in writing and, for directors and executive officers, may only be made by the Board of Directors. See “Waivers of the Standards of Conduct.”

Directors, Officers or Employees Named in a Customer’s Will

A director, officer or employee may not accept gifts or bequests from customers or suppliers of the Company under wills or trust instruments without the prior written approval of the Board of Directors unless the gift or bequest is from a member of the director, officer or employee’s family. It is a violation of policy if the gift or bequest arose from inappropriate circumstances (i.e., appearance of or actual conflict of interest, or undue influence). The Company (through its Board of Directors) has the sole discretion to determine, for this purpose, if there were any inappropriate circumstances. This policy applies even if the gift or bequest was not known by the director, officer or employee to have been provided in the will or trust.

If there is litigation against you and/or the Company regarding the gift or bequest, you are solely responsible for providing your own defense and for indemnifying the Company.

If the Company requests that you refuse or return the gift or bequest, you may be subject to disciplinary action, up to and including termination of employment or removal from the Board, as applicable, if you do not do so.

Since the Company may be relying on your description of the situation, if the Company later determines that the description is inaccurate, disciplinary action up to and including termination of employment or removal from the Board, as applicable, may be taken.

Other Areas of Potential Conflict

•	Undisclosed borrowing from a customer, regardless of the terms of such borrowing, and whether such borrowing is direct or indirect, or through third parties. (See the section on “Personal Indebtedness” for more detailed information on this item.)

•	Providing excessive gifts or entertainment to clients or potential clients or extending to them banking terms that are more favorable than those normally offered.

•	Processing transactions on your own account or the account of immediate relatives.

•	Offering bribes, kickbacks, remuneration or other improper consideration to any person, business entity or official of any government agency in the United States or abroad, either directly or indirectly, to gain preferential treatment in securing business or obtaining special concessions in the Company’s interest.

•

Buying, selling, trading, or carrying securities or commodities for your personal account – or accounts for a family member or other “associate” – under circumstances which would obligate you in any sense to a dealer, broker, or client or which could influence your judgment in handling transactions for the

Company’s account or on behalf of a client, is not permitted. An “associate” is (a) a member of your immediate family or someone who lives in your household over whose purchases, sales, or other trading activities you exercise influence, or (b) an investment account over which you exercise sole investment discretion.

You must report to the Company’s EVP—Corporate Risk Management any interest which you or any relatives of yourself or of your spouse living in your household have in a non-publicly owned enterprise or a material interest in any publicly held enterprise if:

•	The enterprise is a competitor of the organization;

•	The enterprise borrows from or has placed securities with the Company and you are directly involved in the relationship between the Company and the enterprise;

•	Any part of the enterprise is a seller or supplier of securities, goods or services to the Company and you deal directly with the enterprise in that activity or have any direct or indirect supervisory responsibility for such relationship; or

•	You deal directly with the enterprise in its purchase or receipt of securities, goods or services from the Company.

A “non-publicly owned enterprise” is any enterprise that is not a corporation whose shares are listed on a national securities exchange or are widely held and frequently traded in the over-the-counter market. An interest is considered “material” if it exceeds 10% of the estimated value of the equity securities of the enterprise or if it exceeds the greater of (a) $10,000 or (b) 5% of the estimated gross value of the assets of the family group (excluding the value of personal residences and tangible personal property).

4.	You are expected to protect the Company’s ownership of property, including information, products and services, and you may not use Company property, information or position for improper personal gain.

The misuse or removal from the Company facilities without authorization of the Company’s furnishings, equipment and supplies is prohibited.

This applies equally to other property obtained or copied by the Company for its exclusive use – such as client lists, files, reference materials and reports, computer software, data processing systems and data bases. Neither originals nor copies may be removed from the Company premises or used for purposes other than Company business without your manager’s authorization.

The Company’s products and services are its property. The contribution you make to their development and implementation while you are employed at or serving the Company are its property and remain its property even if you leave the organization.

You must take care to avoid providing a competitor or potential competitor with proprietary information about the Company’s facilities, its systems or its products and services. An employee or director is obligated to protect confidential proprietary information and trade secrets of the Company. This obligation continues even after the employment or director relationship ends.

Do not use Company facilities, equipment, or supplies for non-business purposes, beyond occasional, incidental use. Protection of the Company’s assets extend to using one’s best business judgment to minimize the Company’s expenses whenever possible.

Those employees with personal computers residing on the corporate network must comply with the Company’s policies relating to E-mail, security, and Internet usage, which are furnished to each user. Commercial Capital’s computer and telecommunications systems are company property and should be used in accordance with established policy.

All directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or their position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information, or their position for improper personal gain, and no employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.	You are expected to conduct outside activities in a way that does not compromise you or the Company.

To protect its customers, its business and you, the Company places restrictions on the non-company business connections you may have.

(a)	Non-Company Business Activities

DIRECTORS AND OFFICERS: You must obtain the prior written consent of the head of your department or division, as an officer, to engage in any business-related activity outside the Company whether or not compensation is received. Directors need only provide prior notice of any business-related activity outside the Company.

For example, business-related activities outside the Company could include becoming:

•	An officer or director of any corporation.

•	A member of a partnership.

•	An executor, trustee, guardian, or similar fiduciary advisor (other than for a family member).

Requests for consent by Officers should be filed with the Company’s Director of Corporate Risk Management using the format discussed below (Notices by Directors may be filed with the EVP – Corporate Risk Management). If approval for Officers is given and the activity undertaken, the Director of Corporate Risk Management should be notified when the activity ceases.

STAFF: You may undertake supplemental employment provided you disclose your extra job to your immediate supervisor, it does not interfere with your work for the Company, and written approval is provided to the Company’s Director of Corporate Risk Management. However, you may not be employed by another bank, brokerage firm or other financial institution. In addition, you should not undertake supplemental employment that might influence or appear to influence actions taken, judgments made, or advice given by you as a Company employee. Approved outside employment requests will be sent to the Company’s Director of Corporate Risk Management and the Director of Human Resources to review, record and to issue specific guidelines as may be applicable to the situation.

Your job at the Company should be your first priority. You need to discuss other outside employment with your immediate supervisor before you agree to take on additional jobs.

REQUEST FORMAT: A request for permission to become a director or officer of a non-Company corporation, a member of a partnership, or an executor, trustee or guardian should be addressed to the Company’s Director of Corporate Risk Management and contain the following information:

1.	State that you have been asked by (identify source of the request) to become a (identify position) of (give the name and location of the corporation or partnership or fiduciary activity), and that you request consent pursuant to Standard 5 to do so.

2.	Give a general description of the business, corporation, partnership, or fiduciary activity.

3.	Give a general description of the duties to be performed, together with an estimate of the time to be spent, mentioning such factors as frequency of meetings and their location, amount of preparatory work involved and any other factors that are relevant.

The request should contain your signature, your name, title, and the date.

(b)	WORKING FOR THE COMMUNITY

•	Directors, officers and employees are encouraged to participate actively in non-profit organizations such as educational, religious, health and welfare institutions, and service clubs. They are also encouraged to serve their communities and schools by service on committees and boards.

•	Employees choosing to participate in civic, charitable, political, and professional association activities are responsible for seeing that such participation does not result in any actual or apparent conflict of interest, encroach upon working time or otherwise interfere with regular duties. If an employee has any question in this regard, he or she should discuss the matter with his or her manager before engaging in the activity.

•	The foregoing policy statements are not intended to discourage personnel from directorships or other forms of participation in those charitable, religious, educational, and community activities not carried on for profit in which business people, historically, have considered it both their right and civic obligation to participate. All personnel are encouraged to take part in such worthy endeavors so long as such activities do not impair efficiency in the performance of or conflict with corporate duties.

•	Where a banking or business relationship exists between the non-profit organization and the Company, or any of its subsidiaries, personnel involved are required to disclose in writing this relationship through channels to the Director of Corporate Risk Management.

6.	You are expected to manage your personal finances responsibly and report on your indebtedness as required.

Each employee has the responsibility for living within his/her financial means. Because of the nature of the banking business, your personal financial condition, if improperly handled, could undermine your credibility and that of the Company. Employees are expected to meet their personal financial obligations in a timely, sound, and responsible manner. Garnishments, levies, liens, insufficient fund checks, and past due obligations are indicators of unsound personal financial condition and may be cause to terminate employment.

Each employee is expected to adhere to the Company’s policy regarding free employee checking accounts. Failure to comply with this policy will result in the loss of this privilege and/or possible further disciplinary action.

LOANS

•	Directors, officers and employees are not permitted to borrow from customers or suppliers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, security, repayment terms and the like. This prohibition does not preclude borrowing from anyone related to the employee by blood or marriage.

•	In accordance with federal regulations, it is the Company’s policy for executive officers to report to the Board of Directors their indebtedness to the Company and to any other financial institutions and to abide by certain limitations specified by regulation. All applicable reporting should be done in accordance with the Company’s policy on Insider Loan Transactions.

•	Directors, officers and employees are not permitted to borrow from other employees (except in nominal ($25.00 or less) amounts on an infrequent basis) and are prohibited from borrowing from subordinates.

OVERDRAFTS/KITING

•	Each employee is expected to handle his/her checking account in a reasonable manner. Unpaid overdrafts will not be tolerated.

•	“Check Kiting” in any form is a dishonest act and will result in termination of employment or removal from the Board, as applicable. Kiting is a term used to describe any of a variety of schemes against banks, which depend for success upon the time it takes to clear checks, thus obtaining unauthorized credit.

7.	You are expected to carry out personal securities and other financial transactions within the bounds set forth by the Company, reporting these transactions as required.

(a)	Margin or Commodity Accounts

It is the policy of the Company to neither encourage nor discourage use of margin accounts. However, any employee considering the use of such an arrangement should carefully evaluate the risks involved.

(b)	Company Securities

Normally purchases and sales of Company securities should be made through one of the Company’s market makers or your regular broker/dealer and adhere to the requirements set forth in the Company’s Insider Trading and Disclosure Policy.

(c)	“Inside Information” and Trading In Securities

Material nonpublic (“inside”) information must never be passed to or used by the Company’s personnel in conjunction with investment transactions for the Company or for our clients.

Individual directors, officers and employees may not use “inside information” to trade in securities of any sort – nor may you pass along such information, expressly, or by way of making a recommendation for the purchase or sale of a security, based upon such information to someone else for this purpose.

8.	You are expected to treat the Company’s employees, customers and others with whom you have dealings fairly and with respect.

Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

It is the Company’s policy to ensure equal employment opportunity for all – regardless of age, sex, race, religion, color, national origin, marital status or disability and to deal with customers and prospective customers on a nondiscriminatory basis.

If you supervise others, you are directly responsible for implementing this policy. In addition, all directors, officers, employees and vendors of the Company are expected to maintain a business environment free of any type of discrimination, including freedom from sexual harassment.

It is the policy of the Company to maintain a work environment free from unlawful discrimination for all its employees. Acts of sexual harassment by directors, officers, employees, supervisors, managers, consultants or independent contractors or other such non-employees are prohibited employment practices and are subject to sanctions and disciplinary measures up to and including termination or removal from the Board, as applicable. All official notifications of sexual harassment will be investigated thoroughly and in a timely manner. Determination of the appropriate action to be taken in response to each allegation will be kept as confidential as possible within the necessary boundaries of the fact-finding investigation. Retaliation against anyone who registers a complaint is strictly prohibited. Employees should refer to the organization’s employee handbook for a copy of the sexual harassment policy.

9.	You are expected to fully disclose any transactions or activities, which are relative to the Company’s operations to management.

All directors, officers and employees should maintain complete and accurate records and accounts, and provide timely and candid forecasts and assessments to management to ensure full, fair, accurate, timely and understandable disclosure in documents filed with or submitted to the SEC or other regulatory agencies and in other public communications.

10.	You are expected to annually acknowledge that you have read and complied with these Standards.

The Company’s Director of Corporate Risk Management is responsible for the administration of the Standards and the required reports. All Certification Statements shall be submitted to the Company’s Director of Corporate Risk Management for review and storage in confidential files separate from employee files.

The primary accountability and responsibility for the Standards of Conduct rests with each individual director, officer and employee. All directors, officers and employees will receive a copy of these Standards and shall annually complete and file with the Company’s Director of Corporate Risk Management a certification statement that he/she has read the Standards and understands its requirements. Reports shall be submitted more frequently than annually whenever there has been a material change from the date of the last report.

ANNUAL CERTIFICATION STATEMENT

NAME

                                                                 (Please print)

FOR EMPLOYEES:

DEPARTMENT                                                                          EXT #

                                                                 (Please print)

SUPERVISOR

                                                                 (Please print)

The information requested on this disclosure statement is required to comply with corporate policy. Please complete the information requested and return this form directly to the Company’s Director of Corporate Risk Management (Leanne Matthews).

ALL DIRECTORS, OFFICERS AND EMPLOYEES must answer the following question:

1.	Do you have any reportable information? (That is, is there anything that constitutes a conflict of interest, or, could lead to a possible conflict of interest, such as a material transaction or relationship, all as more fully described in the Standards of Conduct).

YES             NO                     If YES, please report here: (Attach an additional sheet, if necessary)

            (Circle one)

I have received a copy of the Company’s Standards of Conduct and am familiar with its contents. For the period beginning from the date of my last statement or date of employment or election to the Board, as applicable, and ending June 30, 2003; within its meaning, expressed and implied, I am not aware of any circumstances of a personal or family nature that would be in conflict with the “Standards,” except as indicated above.

I understand my failure to comply with the Standards of Conduct may be cause for dismissal or removal. I will report promptly any actual or potential conflict of interest that may develop in the future.

Date	Signature